Exhibit (B)(2)

Amendment to Bylaws

AMENDMENT TO

THE RUSHMORE FUND, INC. BYLAWS

        By a resolution of the Board of Directors dated April 26, 2001, the By-laws of The Rushmore Fund, Inc. (the "Corporation") were amended by deleting Article VII in its entirety and replacing it with the following:

ARTICLE VII

Section 1. The Corporation shall issue the shares of any and all classes or series of stock without certificates. Notwithstanding the previous sentence, certificates representing shares of stock issued by the Corporation prior to the date of adoption of this Section 1 shall not be affected until they are surrendered to the Corporation. At the time of issue or transfer of shares without certificates, the Corporation shall send the stockholder a written statement of the information required on certificates by Section 2-211 of the Maryland General Corporation Law.

Section 2. The Board of Directors may fix, in advance, a record date in order to make a determination of Stockholders for any proper purpose as provided in Article II, Section 5 of the By-Laws.

Section 3. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner. The Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Laws of Maryland.

Section 4. The Board of Directors may from time to time appoint or remove transfer agents and/or registrars of transfers of shares of stock of the Corporation, and it may appoint the same person as both transfer agent and registrar.

Section 5. The Corporation shall maintain an original stock ledger containing the names and addresses of all Stockholders and the number of shares held by each Stockholder. Such stock ledger may be in written form or any other form capable of being converted into written form within a reasonable time for visual inspection.